Exhibit 99.3

EVERCORE GROUP L.L.C.

The Strategic Transaction Committee of the Board of Directors of

Affiliated Computer Services, Inc.

2828 North Haskell

Dallas, Texas 75204

Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated September 27, 2009, to the Strategic Transaction Committee of the Board of Directors of Affiliated Computer Services, Inc. (“ACS”) as Annex D to, and reference thereto under the captions “Summary—Opinion of Financial Advisor to Strategic Transaction Committee”, “The Merger—Recommendation of the ACS Board of Directors; ACS’s Reasons for the Merger” and “The Merger—Opinion of Financial Advisor to Strategic Transaction Committee” in, the joint proxy statement/prospectus relating to the proposed merger involving ACS and Xerox Corporation (“Xerox”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Xerox. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/S/ EVERCORE GROUP L.L.C.
EVERCORE GROUP L.L.C.

November 24, 2009